Exhibit 99.1

CAMAC ENERGY NAMES NEW CHIEF FINANCIAL OFFICER
AND NEW SENIOR VICE PRESIDENT, EXPLORATION AND PRODUCTION

HOUSTON--(BUSINESS WIRE)--CAMAC Energy Inc. (NYSE Amex: CAK), a U.S.-based energy company engaged in the exploration, development and production of oil and gas, is pleased to announce the appointment of Edward G. Caminos as Senior Vice President and Chief Financial Officer of the Company, effective as of July 1, 2011, and the appointment of Alan W. Halsey as Senior Vice President, Exploration and Production, of the Company, effective as of June 6, 2011.

Mr. Caminos, 48, has been Chief Financial Officer of BPZ Resources, Inc. (“BPZ”), an independent oil and gas exploration and production company headquartered in Houston, Texas, since May 2007. From October 2006 until May 2007, Mr. Caminos served as BPZ’s Vice President - Finance and Chief Accounting Officer. Mr. Caminos served as BPZ’s interim Chief Financial Officer from June 2006 until October 2006 and as Corporate Controller of BPZ from January 2005 until October 2006. During the 15 years prior to joining BPZ, Mr. Caminos gained valuable experience in the energy sector through various managerial level roles including, Director—Financial Reporting for the Americas Division at Duke Energy, Financial Reporting Manager and, prior to its sale, as interim Controller for Reliant Energy Europe Divisions, and Regional Controller – Latin America for the seismic division of Schlumberger. Mr. Caminos began his career with the international accounting firm KPMG Peat Marwick Main.

Mr. Caminos is a Certified Public Accountant and graduated from Bloomsburg University of Pennsylvania, with a Bachelor’s degree in Business Administration — Accounting, in 1984.

Mr. Halsey, 61, joined the Company as its Senior Vice President, Exploration & Production, on June 6, 2011. Prior to joining the Company, he managed his private investment interests after leaving Transmeridian Exploration Inc., an independent oil and gas exploration and production company headquartered in Houston, Texas, in 2008, where he had served as Vice President and Chief Operating Officer for this company that had producing assets in Kazakhstan and other exploration interests in the former Soviet Union. He joined Transmeridian in 2006 following a short hiatus after taking early retirement from Texaco Inc. in 2002, where he had served for almost 21 years in positions of increasing responsibility that included Chief Petroleum Engineer for Texaco’s Latin America/West Africa group in Miami and, most recently, Chairman and Managing Director of the Texaco Upstream Companies in Nigeria. Prior to that time he served as President of Texaco’s affiliate in Colombia, South America and as General Manager of Texaco’s Angola oil and gas operations. In these in-country assignments he was responsible for all aspects of managing Texaco’s oil and gas producing operations in both shallow and deep water, developing new business opportunities and consolidating relationships with the host country governments. Mr. Halsey graduated from Imperial College of Science and Technology, University of London with a degree in Oil Technology in 1971 and subsequently worked in Latin America, USA and the North Sea before joining Texaco in 1981.

Dr. Kase Lukman Lawal, Chief Executive Officer, Chairman and Director of CAMAC, commented, “We are extremely pleased to welcome both Ed and Alan to their new roles with CAMAC. Their many years of collective experience and leadership in the oil and gas industry will be of great benefit to the new vision for growth of CAMAC.”

About CAMAC Energy Inc.

CAMAC Energy Inc. (NYSE Amex: CAK) is a U.S.-based energy company engaged in the exploration, development and production of oil and gas. The Company currently has operations in Nigeria and, through its Pacific Asia Petroleum subsidiaries, in China. The Company's principal assets include interests in OML 120 and OML 121, offshore oil leases in deepwater Nigeria that started production from the Oyo Oilfield in December 2009, and a 100% interest in the Zijinshan Block gas asset located in the Shanxi Province, China. The Company was founded in 2005 and has offices in Houston, Texas, Beijing, China, and Lagos, Nigeria.

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